The information in this prospectus supplement is not complete and may be changed.  This prospectus supplement and the attached prospectus are not an offer to sell and they are not soliciting an offer to buy these securities in jurisdictions where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus Supplement, Dated July 21, 2008

SUPPLEMENT TO
PRELIMINARY PROSPECTUS SUPPLEMENT
DATED JULY 16, 2008
(To prospectus dated July 16, 2008)

$348,953,000

Merrill Auto Trust Securitization 2008-1
Issuing Entity

ML Asset Backed Corporation
Depositor

Merrill Lynch Bank USA	U.S. Bank National Association	CenterOne Financial Services LLC
Sponsor	Master Servicer	Receivables Servicer

This supplement revises the preliminary prospectus supplement dated July 16, 2008 to the prospectus dated July 16, 2008 with respect to the above-captioned series of notes as shown on the following pages.

Merrill Lynch & Co.

JPMorgan
Wachovia Securities

Rating Downgrade

The following supplements the information on page S-64 of the prospectus supplement appearing under the heading “Application of Available Collections-Interest Rate Swaps- Merrill Lynch Capital Services, Inc.”:

On July 17, 2008, Moody's Investors Services, Inc. downgraded its rating of Merrill Lynch & Co., Inc.’s senior unsecured debt obligations to “A2”.   The outlook on all ratings of Merrill Lynch & Co., Inc. by Moody’s is stable.

S-2